UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

December 7, 2004

(Date of earliest event reported)

CNL INCOME FUND XII, LTD.

(Exact name of registrant as specified in its charter)

Florida

(State of other jurisdiction of incorporation or organization)

0-21558	59-3078856
(Commission File No.)	(I.R.S. Employer Identification No.)

450 South Orange Avenue

Orlando, Florida 32801

(Address of principal executive offices)

(407) 540-2000

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 7, 2004, CNL Income Fund XII, Ltd. (the “Partnership”), U.S. Restaurant Properties, Inc. and Ivanhoe Acquisition XII, LLC entered into an amendment to the Agreement and Plan of Merger among such parties, dated as of August 9, 2004. The amendment provides that the general partners of the Partnership will receive $1.00 in exchange for their general partnership interests in the Partnership in lieu of the consideration originally specified in the Agreement and Plan of Merger. All other cash amounts and shares of Series A Convertible Preferred Stock of U.S. Restaurant Properties that would otherwise have been received by the Partnership’s general partners will be allocated to the Partnership’s limited partners in accordance with their limited partnership interests. As a result of the amendment, limited partners will receive an aggregate of approximately $38.08 million in cash and $7.46 million in shares of Series A Convertible Preferred Stock of U.S. Restaurant Properties, Inc. No other terms of the Agreement and Plan of Merger were amended. The general partners proposed and entered into this amendment in order to maximize the merger consideration to be received by the limited partners.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

99.1	Amendment No. One to Agreement and Plan of Merger among U.S. Restaurant Properties, Inc., Ivanhoe Acquisition XII, LLC, and CNL Income Fund XII, Ltd., dated as of December 7, 2004 (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated this 8th day of December, 2004.

CNL INCOME FUND XII, LTD.

By:	CNL REALTY CORPORATION
General Partner

	By:	/s/ ROBERT A. BOURNE
ROBERT A. BOURNE President and Chief Executive Officer

Exhibit Index

Exhibits
99.1	Amendment No. One to Agreement and Plan of Merger among U.S. Restaurant Properties, Inc., Ivanhoe Acquisition XII, LLC, and CNL Income Fund XII, Ltd., dated as of December 7, 2004 (filed herewith).